Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF LIMITED PARTNERSHIP

OF

UNITED STATES HEATING OIL FUND, LP

This Certificate of Amendment of Certificate of Limited Partnership of United States Heating Oil Fund, LP is being duly filed in accordance with Section 17-202 of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-202). The undersigned does hereby certify as follows:

1. The name of the limited partnership is United States Heating Oil Fund, LP (the “Partnership”).

2. Article FIRST of the Certificate of Limited Partnership of the Partnership is amended to read as follows: FIRST: The name of the Limited Partnership is United States Diesel-Heating Oil Fund, LP.

3. The name of the General Partner of the Partnership has been changed from Victoria Bay Asset Management, LLC to United States Commodity Funds LLC. Article THIRD of the Certificate of Limited Partnership is amended to read as follows: THIRD: The name and mailing address of the general partner is United States Commodity Funds LLC, 1999 Harrison Street, Suite 1530, Oakland, California 94612.

IN WITNESS WHEREOF, the undersigned, the general partner of the Partnership, has executed this Certificate of Amendment this 17th day of July, 2012.

UNITED STATES COMMODITY FUNDS LLC, General Partner

By:	/s/ Howard Mah
Name:	Howard Mah
Title:	Management Director